Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Seth Lewis
Chief Financial Officer	The Trout Group
(302) 456-6789	(617)583-1308
www.sdix.com	slewis@troutgroup.com
Strategic Diagnostics Reports First Quarter 2008 Results
Revenues Increase 8% — Food Pathogens Grow 36% — Antibodies Grow 15% Quarter-over-Quarter
NEWARK, Del., May 1, 2008 - Strategic Diagnostics Inc. (Nasdaq: SDIX) — a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications, today reported financial results for the quarter ended March 31, 2008. Revenues for the quarter increased 8% to $7.2 million, compared to $6.6 million for the same period in 2007. Revenues for the first quarter of 2008 were positively impacted by a 36% year-over-year increase in sales of food pathogen products and a 15% year-over-year increase in sales of antibody products.
First Quarter and Recent Highlights
•	Over $1.6MM in contracts were booked for custom Genomic Antibody Technology™ (GAT) projects since the launch of the platform in the second quarter of 2007 through the end the first quarter of 2008, generating both new revenue streams and new customers.
•	300 new antibodies were produced in support of the SEQer™ catalog and internal efforts SDI was selected as the key supplier to Science Applications International Corporation — Frederick
•	(SAIC-F) and the National Cancer Institute (NCI) for the development of a comprehensive portfolio of antibodies to be utilized in cancer research.

•	Francis DiNuzzo was appointed new Executive Vice President and Chief Commercial Officer.

•	Steven Becker and Richard van den Broek were appointed to the Company’s Board of Directors.
Matthew H. Knight, the Company’s President and Chief Executive Officer, commented,:
“I am pleased with the growth we saw in the first quarter in our core antibody and food pathogens businesses. The growth investments we have made in expanding our R&D, product lines and sales and marketing infrastructure in these areas are yielding results. Q1 one was the 7th consecutive quarter of double digit growth in our antibody business, and the 4th consecutive quarter of better than 20% growth in our food pathogen business. We continue to focus on driving growth through a commitment to enhancing and documenting value to the customer.”
Financials

In 000s	Q1 - 2008	Q1 - 2007
Revenues	$7,155	$6,647
Gross Profit	4,033	4,070
SG&A Expense	3,178	2,662
R&D Expense	940	697
Operating Profit (Loss)	(85)	711
Pre-tax Income (Loss)	(23)	821
Net Income (Loss)	(12)	490

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended March 31, 2008 totaled $4.0 million, as compared to $4.1 million for the same period in 2007. Gross margins were 56% for the first quarter of 2008 compared to 61% for the same period in 2007. Margins were negatively impacted by lower production levels as a result of inventory reductions, thus incurring higher unit production costs in the kit business, as well as increased costs in antibody production due to the expansion of the Maine facility.
Selling, general and administrative (SG&A) costs rose to $3.1 million for the first quarter of 2008 from $2.6 million for the first quarter of 2007. As a percentage of sales in these periods, SG&A expenses were 40% of revenues compared to 41% for the prior year. This is largely attributable to increased headcount in the sales and marketing areas. Research and development costs rose to $0.9 million for the first quarter of 2008 from $0.7 million for the first quarter of 2007. Research and development costs were 13% of revenues for the first quarter of 2008 compared to 10% for the 2007 first quarter. This increase is associated with the continued development of the Company’s Genomic Antibody Technology™ platform and the launch of the catalog antibody business, which occurred in the fourth quarter of 2007.
Pretax loss for the first quarter of 2008 totaled $23,000, compared to pretax income of $821,000 for the prior year’s first quarter. Net loss for the 2008 first quarter was $12,000, or $0.00 per diluted share, compared to net income of $490,000, or $0.02 per diluted share, for the first quarter last year. Diluted shares totaling 20.4 million and 20.3 million were used in the computations for the first quarters of 2008 and 2007, respectively.
Antibody Products
Antibody revenues increased 15% to $3.8 million for the quarter ended March 31, 2008, compared to $3.3 million for the same period in 2007. This is the seventh consecutive quarter of double digit revenue growth when compared to the previous year’s applicable quarter.
Food Safety Products
Food safety revenues were $2.2 million for both the first quarters of 2008 and 2007. However, food pathogen revenues increased 36% in the current quarter as compared to the first quarter of 2007, as the Company continues to gain traction with its new RapidChek® SELECT™ range of products.
Revenues for Ag-GMO products were down $324,000, or 26%, for the first quarter of 2008 as compared to last year’s first quarter, consistent with the Company’s expectations.
Water and Environmental Products
Water and environmental products revenue was $1.1 million for both of the quarters ended March 31, 2008 and 2007.
Industrial Biofermentation
During the quarter, the Company continued the development of its bacteriophage technology for application in the production of ethanol from corn. The Company is working with Energetix LLC as its consultant and continues its path forward to have a demonstration in a fully commercial ethanol plant in the third quarter of this year.
Balance Sheet
The Company completed the quarter ended March 31, 2008 with $12.5 million in cash compared to $10.3 million as of March 31, 2007. The Company’s current ratio (current assets divided by current liabilities) was 9.9 to 1. Stockholders’ equity at March 31, 2008 was $37.4 million.
Conference Call
A conference call to review first quarter results is scheduled for 4:30 p.m. Eastern Time on May 1, 2008. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern time on May 1, 2008 through 11:59 p.m. Eastern Time on May 2, 2008. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 283071.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications. By applying its core competencies of antibody, and assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.
This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets :
Cash and cash equivalents	$12,461	$12,988
Receivables, net	3,565	4,110
Inventories	3,999	4,204
Deferred tax asset	1,186	1,201
Other current assets	1,154	521

Total current assets	22,365	23,024

Property and equipment, net	5,539	5,481
Other assets	6	7
Deferred tax asset	7,380	7,389
Goodwill, net	4,190	4,201
Intangible assets, net	1,788	1,847

Total assets	$41,268	$41,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities :
Accounts payable	$486	$569
Accrued expenses	1,094	1,866
Deferred revenue	75	5
Current portion of long-term debt	611	611

Total current liabilities	2,266	3,051

Long-term debt	1,488	1,640
Other non-current liabilities	131	130

Total non-current liabilities	1,619	1,770

Stockholders’ Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 35,000,000 shares authorized, 20,480,950 and 20,410,540 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	205	205
Additional paid-in capital	39,860	39,594
Accumulated deficit	(2,842)	(2,830)
Cumulative translation adjustments	160	159

Total stockholders’ equity	37,383	37,128

Total liabilities and stockholders’ equity	$41,268	$41,949

The accompanying notes are an integral part of these statements.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months
	Ended March 31,
	2008	2007
Revenues	$7,155	$6,647

OPERATING EXPENSES:
Manufacturing	3,122	2,577
Research and development	940	697
Selling, general and administrative	3,178	2,662

Total operating expenses	7,240	5,936

Operating income (loss)	(85)	711
Interest income, net	62	110

Income (loss) before taxes	(23)	821
Income tax expense (benefit)	(11)	331

Net income (loss)	(12)	490

Basic net income (loss) per share	$(0.00)	$0.02

Shares used in computing basic net income (loss) per share	20,440,000	20,209,000

Diluted net income (loss) per share	$(0.00)	$0.02

Shares used in computing diluted net income (loss) per share	20,440,000	20,319,000

The accompanying notes are an integral part of these statements.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months
	Ended March 31,
	2008	2007
Cash Flows from Operating Activities :
Net income (loss)	$(12)	$490
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities :
Depreciation and amortization	326	297
Share-based compensation expense	252	82
Deferred income tax provision	35	273
(Increase) decrease in :
Receivables	545	(158)
Inventories	205	(550)
Other current assets	(633)	(636)
Other assets	—	(25)
Increase (decrease) in :
Accounts payable	(83)	22
Accrued expenses	(772)	(329)
Deferred Revenue	70	21
Other non-current liabilities	1	82

Net cash used in operating activities	(66)	(431)
Cash Flows from Investing Activities :
Purchase of property and equipment	(325)	(366)

Net cash used in investing activities	(325)	(366)
Cash Flows from Financing Activities :
Proceeds from exercise of incentive stock options	—	302
Proceeds from employee stock purchase plan	17	6
Repayments on financing obligations	(152)	(53)

Net cash provided by (used in) financing activities	(135)	255
Effect of exchange rate changes on cash	1	(51)
Net decrease in cash and cash equivalents	(527)	(593)
Cash and Cash Equivalents, Beginning of Period	12,988	10,892

Cash and Cash Equivalents, End of Period	$12,461	$10,299

Supplemental Cash Flow Disclosure :
Cash paid for taxes	1	53
Cash paid for interest	33	10

The accompanying notes are an integral part of these statements